Exhibit 99.1

InSite Vision Reports Third Quarter 2010 Financial Results

— AzaSite® Royalty Revenues Up 16 Percent Over Second Quarter 2010 —

Alameda, Calif., November 4, 2010 – InSite Vision Incorporated (OTCBB: INSV) today reported operating and financial results for the quarter ended September 30, 2010. Total revenue for the third quarter of 2010 was $3.2 million with an operating income of $0.2 million and a net loss of $2.3 million. As of September 30, 2010, cash, cash equivalents and marketable securities totaled $17.6 million.

Corporate and Commercial Updates

•

In August 2010, InSite Vision commenced a Phase 1/2 clinical trial of ISV-303 for the treatment of pain and swelling associated with ocular surgery. ISV-303 is a topical anti-inflammatory and pain product candidate that combines a low concentration of bromfenac with InSite Vision’s proprietary DuraSite® technology to extend and improve the topical delivery of medication to the eye.

•

InSite Vision is working with the U.S. Food and Drug Administration (FDA) to obtain a Special Protocol Assessment (SPA) for the Phase 3 development program of ISV-502 and ISV-305 for the treatment of blepharitis, an ocular disease characterized by inflammation of the eyelids. ISV-502 and ISV-305 each leverage InSite’s proprietary DuraSite technology. ISV-502 combines azithromycin and dexamethasone in DuraSite, and ISV-305 incorporates dexamethasone in DuraSite.

•

Prescriptions of AzaSite® (azithromycin ophthalmic solution) 1%, for the treatment of bacterial conjunctivitis, increased by 15 percent in the third quarter of 2010 from the second quarter of 2010 and by 45 percent compared to the third quarter of 2009. AzaSite is marketed by Inspire Pharmaceuticals in the United States.

•	In October 2010, the Company was informed that it will receive a Therapeutic Discovery Grant of $489,000 from the U.S Government for development work on ISV-502 and ISV-303.

•	InSite Vision will be presenting a corporate update at the upcoming Wall Street Analyst Forum financial conference on November 11th, 2010 in New York City.

“We are making excellent progress in 2010 in advancing our therapeutic pipeline of DuraSite-enabled products. During the quarter we announced commencement of a Phase 1/2 clinical trial of ISV-303. We also are making good progress for an SPA with the FDA for our planned Phase 3 clinical study of ISV-502 and ISV-305,” said Louis Drapeau, InSite Vision’s Chief Executive Officer.

Third Quarter 2010 Results Summary

Revenues in the third quarter of 2010 were $3.2 million compared to $2.2 million for the third quarter of 2009. Third quarter 2010 revenues included royalties from Inspire Pharmaceuticals of $2.8 million for sales of AzaSite compared to $2.2 million in the third quarter of 2009. Of note, for the first time royalties received from product sales of AzaSite in the third quarter of 2010 exceeded the combined required loan interest and Pfizer royalty payments. InSite Vision also received royalties from global net product sales of Besivance® (besifloxacin ophthalmic suspension) 0.6% by Bausch & Lomb. Both AzaSite and Besivance utilize InSite Vision’s proprietary DuraSite drug delivery technology.

Research and development (R&D) expenses for the third quarter 2010 were $1.4 million compared to $1.0 million in the third quarter 2009. The increase in R&D expenses was primarily driven by the initiation of the ISV-303 Phase 1/2 clinical trial in the third quarter of 2010.

General and administrative (G&A) expenses were $1.0 million for the quarter ended September 30, 2010 compared to $1.4 million in the same quarter in 2009. G&A expenses in 2010 were lower due to lower personnel expenses in 2010 due to the company’s 2009 corporate restructuring.

Net loss for the quarter ended September 30, 2010 was $2.3 million, or $0.02 per share, compared to a net loss of $3.1 million, or $0.03 per share, in the same quarter of 2009.

InSite Vision had cash, cash equivalents and short-term investments of $17.6 million at September 30, 2010. Total cash usage in the third quarter 2010 was $2.6 million.

Conference Call

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to provide a general business overview and discuss third quarter 2010 financial results. Analysts and investors can listen to the conference call by dialing (877) 407-9205 for domestic callers and (201) 689-8054 for international callers. The live conference call will also be webcast and available on the Investor Relations page of the company’s website at www.insitevision.com. A telephone replay will be available following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will need to enter the account number 286 and conference ID 359841. This press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K and posted to our web site prior to the conference call.

About InSite Vision

InSite Vision is committed to advancing new and superior ophthalmologic products for unmet eye care needs. The company’s product portfolio utilizes InSite Vision’s proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Inspire Pharmaceuticals, and Besivance™ (besifloxacin ophthalmic suspension) 0.6%, marketed by InSite Vision’s licensee Bausch & Lomb and their partner Pfizer Inc. InSite Vision’s clinical-stage ophthalmic product pipeline includes ISV-502 and ISV-305 for the treatment of eye infections, and ISV-303 for pain and swelling associated with ocular surgery. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s clinical plans for ISV-502, ISV-305 and ISV-303, InSite’s plans to advance its AzaSite family of products, and the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s reliance on third parties for the commercialization of its products including Inspire, Pfizer and Bausch & Lomb; the ability of InSite to enter into corporate collaborations for its product candidates; InSite’s ability to effectively pursue its strategic options and to negotiate favorable terms with respect thereto; InSite’s ability to effectively design and conduct clinical trials for ISV-502, ISV-305 and ISV-303 and the results thereof; InSite’s ability to expand its technology platform to include additional indications; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; InSite’s ability and willingness to commence additional clinical trials with respect to ISV-502 and InSite’s various other product candidates and the results of such trials; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

# # #

Contact Information

InSite Vision

Louis Drapeau, Chief Executive Officer

510.747.1220

mail@insite.com

Media and investor inquiries:

Michelle Corral

BCC Partners

415-794-8662

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2010 and 2009

(in thousands, except per share amounts; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues	$3,235	$2,209	$7,987	$6,336

Expenses:
Research and development	1,398	1,007	3,581	4,550
General and administrative	992	1,425	3,195	4,626
Cost of revenues, principally royalties to third parties	625	316	1,264	798
Severance	—	—	—	369
Impairment	—	—	—	615

Total expenses	3,015	2,748	8,040	10,958

Income (loss) from operations	220	(539)	(53)	(4,622)
Interest expense and other, net	(2,565)	(2,513)	(7,681)	(7,485)

Net loss	$(2,345)	$(3,052)	$(7,734)	$(12,107)

Net loss per share:

Basic	$(0.02)	$(0.03)	$(0.08)	$(0.13)

Diluted	$(0.02)	$(0.03)	$(0.08)	$(0.13)

Weighted average shares used in per-share calculation:

Basic	94,769	94,738	94,762	94,701

Diluted	94,769	94,738	94,762	94,701

Condensed Consolidated Balance Sheets

At September 30, 2010 and December 31, 2009

(in thousands; unaudited)

	September 30, 2010	December 31, 2009
Assets:
Cash, cash equivalents and short-term investments	$17,570	$24,721
Receivables, prepaid expenses and other current assets	3,274	3,294
Property and equipment, net	253	309
Debt issuance costs, net	3,609	3,922

Total assets	$24,706	$32,246

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$1,838	$2,266
Accrued interest	3,297	2,938
Deferred revenue	75	75
Long-term secured notes payable	60,000	60,000
Stockholders’ deficit	(40,504)	(33,033)

Total liabilities and stockholders’ deficit	$24,706	$32,246